Exhibit 10.1
PURCHASE AND SALE AGREEMENT
by and among
LIFE TIME FITNESS, INC. and
LTF REAL ESTATE COMPANY, INC.,
jointly and severally, as Seller,
and
SENIOR HOUSING PROPERTIES TRUST,
as Purchaser

August 21, 2008

SECTION 1. DEFINITIONS		2

1.1	Agreement	2
1.2	Assets	2
1.3	Business Day	2
1.4	Closing	3
1.5	Closing Date	3
1.6	Documents	3
1.7	FF&E	3
1.8	Guarantor	3
1.9	Guaranty	3
1.10	Improvements	3
1.11	Intangible Property	3
1.12	Lease	4
1.13	Permitted Encumbrances	4
1.14	Properties	4
1.15	Purchase Price	4
1.16	Purchaser	4
1.17	Real Property	4
1.18	SEC	4
1.19	Seller	4
1.20	Seller’s Personal Property	4
1.21	Surveys	5
1.22	Tenant	5
1.23	Title Commitments	5
1.24	Title Company	5
1.25	Title Policies	5

SECTION 2. PURCHASE AND SALE; CLOSING		5

2.1	Purchase and Sale	5
2.2	Closing	5
2.3	Purchase Price	6

SECTION 3. TITLE, DILIGENCE MATERIALS, ETC.		6

3.1	Title and Survey Matters	6
3.2	Other Diligence Materials	6

SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE		6

4.1	Closing Documents	7
4.2	Title Policies and Surveys	8
4.3	Opinion of Counsel	8

SECTION 5. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE		8

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5.1	Purchase Price	8
5.2	Closing Documents	8

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER		8

6.1	Status and Authority of the Seller	8
6.2	Action of the Seller	9
6.3	No Violations of Agreements	9
6.4	Litigation	9
6.5	Existing Leases, Occupancy Agreements, Etc.	9
6.6	Utilities, Etc.	9
6.7	Compliance With Law	10
6.8	Not A Foreign Person	10
6.9	Hazardous Substances	10
6.10	Insurance	11
6.11	Financial Statements, Etc.	11
6.12	Disclosure	11

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER		12

7.1	Status and Authority of the Purchaser	12
7.2	Action of the Purchaser	12
7.3	No Violations of Agreements	12
7.4	Litigation	12

SECTION 8. APPORTIONMENTS		13

8.1	Real Property Apportionments	13
8.2	Closing Costs	13
8.3	Survival	13

SECTION 9. MISCELLANEOUS		13

9.1	Agreement to Indemnify	13
9.2	Publicity	14
9.3	Notices	14
9.4	Waivers, Etc.	15
9.5	Assignment; Successors and Assigns	16
9.6	Severability	16
9.7	Counterparts, Etc.	16
9.8	Governing Law	16
9.9	Waiver of Right to Trial by Jury	17
9.10	Performance on Business Days	17
9.11	Attorneys’ Fees	17
9.12	Section and Other Headings	17
9.13	Time of Essence	17
9.14	Nonliability of Trustees	18

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT is made as of August 21, 2008, by and among LIFE TIME FITNESS INC., a Minnesota corporation (“Life Time”), LTF REAL ESTATE COMPANY, INC. (the “Tenant”, and jointly and severally with Life Time, the “Seller”), and SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (the “Purchaser”).
WITNESSETH:
     WHEREAS, the Seller is the owner of the Properties (all capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and
     WHEREAS, the Purchaser desires to purchase the Properties, as more fully set forth below; and
     WHEREAS, the Seller is willing to sell all of the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:
SECTION 1. DEFINITIONS
     Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:
     1.1 “Agreement” shall mean this Purchase and Sale Agreement, together with Exhibits A through C attached hereto, as it and they may be amended from time to time as herein provided.
     1.2 “Assets” shall mean, with respect to any Property, collectively, all of the Real Property, the Improvements, the FF&E, the Documents and the Intangible Property owned by the Seller in connection with or relating to such Property.
     1.3 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

     1.4 “Closing” shall have the meaning given such term in Section 2.2.
     1.5 “Closing Date” shall have the meaning given such term in Section 2.2.
     1.6 “Documents” shall mean, with respect to any Property (as opposed to the business conducted at the Properties), all handbooks, documents and other instruments relating to the maintenance, management or operation of such Property, but specifically excluding all items included within the category of the Seller’s Personal Property or relating to Seller’s Personal Property.
     1.7 “FF&E” shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furnishings and articles of tangible personal property of every kind and nature whatsoever (other than motor vehicles) owned by the Seller and located in or at, or used in connection with the ownership, operation or maintenance of such Property (as opposed to the business from time to time conducted at such Property) ,but specifically excluding all items included within the category of the Seller’s Personal Property.
     1.8 “Guarantor” shall have the meaning given such term in the Lease.
     1.9 “Guaranty” shall have the meaning given such term in the Lease.
     1.10 “Improvements” shall mean all buildings, fixtures, walls (other than demountable walls and partitions), fences, landscaping and other structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Real Property.
     1.11 “Intangible Property” shall mean, with respect to any Property, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees (including, without limitation, contractual warranties and guaranties), and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property, but specifically excluding all items included within the category of the Seller’s Personal Property.

     1.12 “Lease” shall mean that certain Lease Agreement, of even date herewith, by and between the Purchaser, as landlord, and Tenant, as tenant.
     1.13 “Permitted Encumbrances” shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (b) the exceptions to title appearing in the Title Policy with respect to such Property; and (c) all matters shown on the Survey with respect to such Property.
     1.14 “Properties” shall mean, collectively, all of the Assets relating to the properties identified on Exhibit A, the legal descriptions of which are set forth in Exhibits B-1 through B-4.
     1.15 “Purchase Price” shall mean the sum of One Hundred Million Dollars ($100,000,000), subject to adjustment pursuant to Section 8.
     1.16 “Purchaser” shall have the meaning given such term in the first paragraph of this Agreement.
     1.17 “Real Property” shall mean, with respect to any Property, the real property described in the applicable Exhibit B-1 through B-4, together with all easements, rights of way, privileges, licenses and appurtenances which the Seller may own with respect thereto.
     1.18 “SEC” shall mean the Securities and Exchange Commission.
     1.19 “Seller” shall have the meaning given such term in the first paragraph of this Agreement.
     1.20 “Seller’s Personal Property” shall mean (a) all items of personal property, equipment and trade fixtures (so long as the same are not necessary for the operation of the Improvements and the Properties as opposed to the business from time to time conducted at the Properties) located in or on the Properties, and whether or however attached to the Improvements, at any time that are necessary or incidental to the business from time to time conducted at the Properties, including, without limitation, exercise/fitness equipment, kitchen equipment and furnishings, work stations, portable or movable partitions, receptionist desks, computer installations (including computers, computer hardware, raised flooring designated solely for the computer system, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment (such as ATM’s), credenzas, safes, bulletin boards, book shelves and file cabinets; (b) all furniture, inventory, machinery (so long as the same are not necessary for the operation of the Improvements and the Properties as opposed to the business from time to time conducted at the Properties), racking, shelving, and other personal property; (c) all personal property, equipment or trade fixtures which is either not owned by the Purchaser, the Seller or any of their respective Affiliated Persons (as such term is defined in the Lease), or is on consignment to the Seller or any of its Affiliated Persons, including any personal property owned by the Seller’s employees or invitees (other than Affiliated Persons of the Seller); (d) all signs and other forms of business identification; (e) all operating and other permits, licenses and approvals, warranties, guaranties indemnities and similar rights (so long as the same are not necessary for the operation of the Improvements and the Properties as opposed to the business from time to time conducted at the Properties), and (f) all other items of personal property (so long as the same are not necessary for the operation of the Improvements and the Properties as opposed to the business from time to time conducted at the Properties).
     1.21 “Surveys” shall have the meaning given such term in Section 3.1.
     1.22 “Tenant” shall have the meaning given such term in the first paragraph of this Agreement and shall mean the tenant under the Lease.
     1.23 “Title Commitments” shall have the meaning given such term in Section 3.1.
     1.24 “Title Company” shall mean First American Title Insurance Company, whose office is located at 1900 Midwest Plaza, Minneapolis, Minnesota 55402.
     1.25 “Title Policies” shall have the meaning given such term in Section 4.2.
SECTION 2. PURCHASE AND SALE; CLOSING
     2.1 Purchase and Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, all of the Seller’s right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.
     2.2 Closing. The purchase and sale of the Properties shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 (or through the offices of an escrow agent reasonably satisfactory to the parties without requiring the physical presence of the Purchaser or the Seller at the Closing), or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time, on the date (the “Closing Date”) that is the later to occur of (a) [July ___, 2008] and (b) the date as of which all conditions precedent to the Closing herein set forth have either been satisfied or waived by the party in whose favor such conditions run.
     2.3 Purchase Price. The Purchase Price, subject to adjustment as provided in Article 8, shall be paid by the Purchaser to or at the direction of the Seller at the Closing, in immediately available federal funds by wire transfer to an account or accounts to be designated by the Seller.
SECTION 3. TITLE, DILIGENCE MATERIALS, ETC.
     3.1 Title and Survey Matters.
     (a) Prior to the execution of this Agreement, the Seller shall have delivered, or cause to have been delivered, to the Purchaser a preliminary title commitment, having an effective date within thirty (30) days of this Agreement, for an ALTA extended owner’s policy of title insurance with respect to each of the Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the “Title Commitments”).
     (b) Prior to the execution of this Agreement, the Seller shall have arranged for the preparation of an ALTA survey with respect to each of the Properties (collectively, the “Surveys”), by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of such Property, (ii) shows the exact location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether such Property is located within a 100-year flood plain and (iv) includes a certification in the form attached hereto as Exhibit C or as modified with the consent of the Purchaser.
     3.2 Other Diligence Materials. The Seller shall have provided the Purchaser and its representatives with copies, as are in the possession or control of the Seller, of other diligence materials pertaining to the Properties as reasonably requested by the Purchaser.
SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE
     The obligation of the Purchaser to acquire each of the Properties on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of such Closing Date:
     4.1 Closing Documents. The Seller shall have delivered to the Purchaser:
     (a) A good and sufficient limited or special warranty deed with covenants against grantor’s acts, or its local equivalent, in proper statutory form for recording, duly executed and acknowledged by the Seller, conveying good and marketable title to each of the Properties, free from all liens and encumbrances other than the Permitted Encumbrances;
     (b) An assignment by the Seller and an assumption by the Purchaser, in form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed and acknowledged by the Seller and the Purchaser, of all of the Seller’s right, title and interest, if any, in, to and under all licenses, permits and agreements affecting the Properties (as opposed to the business from time to time conducted at the Properties, all to the extent transferable, and excluding any leases, permits and agreements which are necessary to remain with Seller during the term of the Lease to operate the Properties;
     (c) One or more bill(s) of sale and assignment agreement(s), in form and substance reasonably satisfactory to the Seller and the Purchaser, with respect to all of the FF&E, the Documents and Intangible Property;
     (d) To the extent the same are in the Seller’s possession or control, original, fully executed copies of all FF&E, Documents and Intangible Property;
     (e) An affidavit as of the Closing Date, in respect of Section 1445 of the Internal Revenue Code of 1986, as amended, sufficient to provide one exemption under subdivision (b) thereof for the Seller;
     (f) The Lease, the LTF Guaranty (as such term is defined in the Lease), and all other documents and instruments required to be delivered pursuant to the Lease, duly executed and acknowledged by the Tenant and/or other applicable party thereto;
     (g) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the Seller, the Tenant and the Guarantor; and
     (h) Such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement, including, without limitation, parties in possession and mechanics’ lien affidavits and gap indemnities.
     4.2 Title Policies and Surveys. (a) The Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue a title insurance policy (collectively, the “Title Policies”) to the Purchaser with respect to each of the Properties, in form and substance satisfactory to the Purchaser, together with such affirmative coverages as the Purchaser may reasonably require.
     (b) The Purchaser shall have received a Survey with respect to each of the Properties, such Survey to be consistent with the requirements of Section 3.1.
     4.3 Opinion of Counsel. The Purchaser shall have received a written opinion from counsel to the Seller, which counsel shall be reasonably acceptable to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, regarding the organization and authority of the Seller, Tenant, and each Guarantor.
SECTION 5. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE
     The obligation of the Seller to convey the Properties on the Closing Date to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:
     5.1 Purchase Price. The Purchaser shall have delivered to the Seller the Purchase Price as provided in Section 2.3.
     5.2 Closing Documents. The Purchaser shall have delivered to the Seller:
     (a) Duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable; and
     (b) Certified copies of all charter documents, applicable resolutions and certificates of incumbency with respect to the Purchaser.
SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER
     To induce the Purchaser to enter into this Agreement, the Seller, with respect to all Properties, represents and warrants to the Purchaser as follows:
     6.1 Status and Authority of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a material adverse effect.
     6.2 Action of the Seller. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by it on or prior to the Closing Date, such document shall constitute its valid and binding obligation and agreement, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which it is bound.
     6.4 Litigation. To the Seller’s knowledge, it has not received any written notice of and, to its knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (b) will result in any material adverse change in the business, operation, affairs or condition of any of the Properties, or (c) will result in or subject any of the Properties to a material liability, involves condemnation or eminent domain proceedings against any part of any of the Properties.
     6.5 Existing Leases, Occupancy Agreements, Etc. The Seller has not entered into any contract or agreement with respect to the occupancy of the Properties, or any portion thereof, which will be binding on the Purchaser after the Closing.
     6.6 Utilities, Etc. To the Seller’s knowledge, all utilities and services necessary for the use and operation of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto. To the Seller’s knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Properties.
     6.7 Compliance With Law. The Seller has not received written notice that (a) any of the Properties or the current use and operation thereof violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (b) there is not currently in effect any material license, permit or other authorization necessary for the current use, occupancy and operation of any of the Properties. The Seller has not received written notice of any threatened request, application, proceeding, plan, study or effort which would (x) materially adversely affect the present use or zoning of any of the Properties, (y) jeopardize the status of any material license, permit or other authorization necessary for the current use, occupancy or operation of any of the Properties, or (z) modify or realign any adjacent street or highway in a material and adverse way.
     6.8 Not A Foreign Person. The Seller is not a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.
     6.9 Hazardous Substances.
     (a) Except as described in any environmental report delivered to the Purchaser prior to the date of this Agreement, the Seller has not received written notice that the Seller nor any tenant or other occupant or user of any of the Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on, under or off of any of the Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and the Seller has not received written notice that any of the Properties is contaminated with any such hazardous waste, contaminants, oil, radioactive or other materials, except any such materials maintained in accordance with applicable law.

     (b) To the Seller’s knowledge Seller has all environmental and pollution control equipment necessary for (i) compliance in all material respects with all environmental laws, rules, regulations and ordinances, including the current and prospective requirements thereof (including, without limitation, all applicable environmental permits) and (ii) operation of the Properties as presently conducted.
     (c) To the Seller’s knowledge, the Seller has not been named as a potentially responsible party in connection with any off-site locations to which any hazardous waste, contaminants, oil, radioactive or other material have been sent by or on behalf of the Seller for disposal, storage, recycling, or processing and none of the off-site locations where such waste and materials have been stored, treated, recycled, disposed of or released, has been nominated or identified as a facility that is subject to an existing or potential claim under any environmental laws, rules, regulations or ordinances, or for violation or revocation of any of its storage, transfer, recycling or disposal permits.
     6.10 Insurance. To the Seller’s knowledge, Seller has not received any written notice from any insurance carrier of defects or inadequacies in any of the Properties which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.
     6.11 Financial Statements, Etc. The financial statements, operating statistics and other financial information previously delivered by the Seller to the Purchaser fairly present the financial condition of the Seller, the Tenant and the Properties in accordance with generally accepted accounting principles consistently applied and there has been no material adverse change from the date thereof through the date hereof.
     6.12 Disclosure. To the Seller’s knowledge, there is no fact or condition which materially and adversely affects the business or condition of any of its Properties which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Purchaser in connection with the transactions contemplated hereby.
     As used herein, the words “knowledge”, “Seller’s knowledge”, “ to the best of the Seller’s knowledge”, or a similar phrase shall refer only to the actual, current knowledge, and not constructive or implied knowledge, of John Heller and Eric Buss, provided that the foregoing individuals shall have no personal liability in connection herewith. The representations and warranties made in this Agreement by the Seller is made as of the date hereof and shall be deemed remade by the Seller as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Seller shall survive the Closing.
SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     To induce the Seller to enter in this Agreement, the Purchaser represents and warrants to the Seller as follows:
     7.1 Status and Authority of the Purchaser. The Purchaser is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do so could not reasonably be expected to have a material adverse effect.
     7.2 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     7.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.
     7.4 Litigation. No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

     The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. The Purchaser’s liability with respect to all representations and warranties made in this Agreement by the Purchaser shall survive the Closing.
SECTION 8. APPORTIONMENTS
     8.1 Real Property Apportionments. There shall be no apportionments of any items of income or expense with respect to the Properties on the Closing Date, it being acknowledged and agreed that the Seller or its affiliates shall be responsible for the payment of all such items as the owner of the Properties prior to the Closing Date and as the tenant under the Lease on and after the Closing Date.
     8.2 Closing Costs. The Seller shall pay all of the costs and expenses of closing and diligence in connection with the transactions contemplated hereby, including, but not limited to (i) all recording, sales and transfer fees and taxes, escrow fees, title insurance costs (including base premiums and costs for endorsements), for the owner’s policies and survey costs, market studies and appraisals, engineering studies and zoning reports, and (ii) all attorneys’ fees and costs in connection with this transaction, including, but not limited to, the Purchaser’s attorneys’ fees and expenses and local counsel fees and expenses. The Seller shall in all events pay all such amounts, and reimburse the Purchaser for any amounts incurred by the Purchaser on account thereof, regardless of whether the Closing shall occur hereunder and, in connection therewith, the Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all loss, cost, damage or expense in connection therewith.
     8.3 Survival. The obligations of the parties under this Section 8 shall survive the Closing or termination this Agreement.
SECTION 9. MISCELLANEOUS
     9.1 Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary, the Seller shall indemnify and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (a) events, contractual obligations, acts or omissions of the Seller that occurred in connection with the ownership or operation of any Property prior to the Closing or (b) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Property or any portion thereof at any time or times prior to the Closing. The provisions of this Section 9.1 shall survive the Closing and the termination of this Agreement.
     9.2 Publicity. Except as required by law or SEC regulation, the Seller shall not make any public statements or press releases with respect to this Agreement and the transactions contemplated hereby without the Purchaser’s prior written consent. Any use of the Purchaser’s name by the Seller, or the Seller’s name by the Purchaser, shall require the prior written approval of the Purchaser or Seller, as the case may be, which may be withheld in the Purchaser’s or Seller’s, as the case may be, sole discretion.
     9.3 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).
     (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
     (c) All such notices shall be addressed,
     If to the Seller, to:
LTF Real Estate Company, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attn: Mr. John Heller
[Telecopier No. (952) 947-0099]
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attn: Mr. Eric J. Buss

[Telecopier No. (952) 947-0099]
     with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota, 55402
Attn: Scott Anderegg and Sandra Dobbles
[Telecopier No. (612) 766-1600]
If to the Purchaser, to:
Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn: Mr. David J. Hegarty
[Telecopier No. (617) 796-8349]
     with a copy to:
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Nancy S. Grodberg, Esq.
[Telecopier No. (617) 338-2880]
     (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.
     9.4 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

     9.5 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except that (x) the Purchaser may assign this Agreement to any one or more entities wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
     9.6 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
     9.7 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.
     9.8 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts; or (vii) any combination of the foregoing.
     To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Delaware and to service of process by registered mail, return receipt requested, or by any other manner provided by law.
     9.9 Waiver of Right to Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives all right to trial by jury in any action, suit, proceeding, or counterclaim that relates to or arises out of this Agreement or the acts or failure to act of or by any other party in the enforcement of any of the terms or provisions of this Agreement or by any other party in the performance of any of the terms and provisions of this Agreement.
     9.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.
     9.11 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefore, which amounts shall be included in any judgment therein.
     9.12 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     9.13 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

     9.14 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PURCHASER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “SENIOR HOUSING PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PURCHASER. ALL PERSONS DEALING WITH THE PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
[SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:
LIFE TIME FITNESS, INC., a Minnesota corporation
By:	/s/ Eric J. Buss
Eric J. Buss
Secretary

LTF REAL ESTATE COMPANY, INC., a Minnesota corporation
By:	/s/ Eric J. Buss
Eric J. Buss
Secretary

PURCHASER:

SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust
By:	/s/ David J. Hegarty
David J. Hegarty
President

Exhibit A
The Properties
Alpharetta, Georgia
Property located at 855 North Point Parkway, Alpharetta, Georgia
Romeoville, Illinois
Property located at 1220 Lakeview Drive, Romeoville, Illinois
Allen, Texas
Property located at 971 State Highway 121, Allen, Texas
Omaha, Nebraska
Property located at 17007 Elm Plaza, Omaha, Nebraska

Exhibits B-1 through B-4
Legal Descriptions of Properties
[See attached copies.]

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Exhibit B-1
Legal Description of Alpharetta, Georgia Property
All That Tract or Parcel of Land lying and being in Land Lot 1189 and 1260, 2nd District, 2nd Section, the City of Alpharetta, Fulton County, Georgia, being more particularly described as follows:
To Find The True Point of Beginning commence at the point of intersection of the West right-of-way of North Point Parkway, having a varying right-of-way and a chamfer to Tradewinds Parkway, and The True Point of Beginning. Thence, southwesterly, along said chamfer, South 43 degrees 48 minutes 19 seconds West, a distance of 30.77 feet to a point, said point being located on the North right-of-way of Tradewinds Parkway, having a varying right-of-way; thence, northwesterly, along said right-of-way, North 89 degrees 58 minutes 03 seconds West, a distance of 27.96 feet to a point; thence, South 86 degrees 59 minutes 20 seconds West, a distance of 182.62 feet to a point; thence, along an arc of curve to the right (which has a radius of 470.00 feet, a central angle of 28 degrees 31 minutes 50 seconds and a chord distance of 231.63 feet, along a bearing of North 78 degrees 44 minutes 45 seconds West), an arc distance of 234.04 feet to a point; thence, North 64 degrees 28 minutes 50 seconds West, a distance of 150.27 feet to a point; thence, along an arc of curve to the left (which has a radius of 547.50 feet, a central angle of 13 degrees 21 minutes 28 seconds and a chord distance of 127.35 feet, along a bearing of North 71 degrees 09 minutes 34 seconds West), an arc distance of 127.64 feet to a point; thence, North 77 degrees 50 minutes 18 seconds West, a distance of 55.22 feet to a point, said point being the beginning of a chamfer; thence, leaving said Tradewinds Parkway right-of-way, northwesterly, along said chamfer, North 34 degrees 40 minutes 03 seconds West, a distance of 29.17 feet to a point, said point being the intersection of said chamfer and the Southeast right-of-way of Morris Road, having a varying right-of-way; thence, northeasterly, along said Morris Road right-of-way, along an arc of curve to the right (which has a radius of 965.00 feet, a central angle of 17 degrees 49 minutes 56 seconds and a chord distance of 299.13 feet, along a bearing of North 17 degrees 58 minutes 20 seconds East), an arc distance of 300.34 feet to a point; thence, along an arc of curve to the right (which has a radius of 1,330.00 feet, a central angle of 14 degrees 47 minutes 15 seconds and a chord distance of 342.31 feet, along a bearing of North 34 degrees 16 minutes 56 seconds East), an arc

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distance of 343.26 feet to a point; thence, along an arc of curve to the right (which has a radius of 930.00 feet, a central angle of 06 degrees 52 minutes 25 seconds and a chord distance of 111.50 feet, along a bearing of North 45 degrees 06 minutes 47 seconds East), an arc distance of 111.57 feet to a point; thence, North 57 degrees 55 minutes 19 seconds East, a distance of 179.02 feet to a point; thence, along an arc of curve to the right (which has a radius of 918.00 feet, a central angle of 01 degrees 21 minutes 59 seconds and a chord distance of 21.89 feet, along a bearing of North 60 degrees 19 minutes 35 seconds East), an arc distance of 21.89 feet to a point; thence, North 61 degrees 00 minutes 35 seconds East, a distance of 26.18 feet to a point, said point being the beginning of a chamfer; thence, leaving said Morris Road right-of-way, southeasterly, along said chamfer, South 73 degrees 59 minutes 25 seconds East, a distance of 28.28 feet to an iron pin found, said iron pin being located on the Northwest right-of-way of the Old Morris Road, having a 60 foot right-of-way; thence, southeasterly, along said Old Morris Road right-of-way, South 28 degrees 59 minutes 25 seconds East, a distance of 2.74 feet to a point; thence, along an arc of curve to the right (which has a radius of 1,801.12 feet, a central angle of 09 degrees 09 minutes 47 seconds and a chord distance of 287.74 feet, along a bearing of South 24 degrees 24 minutes 32 seconds East), an arc distance of 288.05 feet to an iron pin found; thence, along an arc of curve to the left (which has a radius of 252.11 feet, a central angle of 36 degrees 33 minutes 54 seconds and a chord distance of 158.17 feet, along a bearing of South 44 degrees 13 minutes 30 seconds East), an arc distance of 160.89 feet to an iron pin found; thence, South 62 degrees 30 minutes 26 seconds East, a distance of 20.00 feet to an iron pin found, said iron pin being located at the beginning of a chamfer; thence, leaving said Old Morris Road right-of-way, southeasterly, along said chamfer, South 41 degrees 24 minutes 56 seconds East, a distance of 20.00 feet to an iron pin found, said iron pin being located at the intersection of said chamfer and the Northwest right-of-way of North Point Parkway, having a varying right-of-way; thence, southwesterly, along said North Point Parkway right-of-way, along an arc of curve to the left (which has a radius of 686.62 feet, a central angle of 27 degrees 10 minutes 46 seconds and a chord distance of 322.67 feet, along a bearing of South 10 degrees 33 minutes 40 seconds West), an arc distance of 325.71 feet to an iron pin set; thence, South 86 degrees 58 minutes 17 seconds West, a distance of 10.00 feet to an iron pin set; thence, South 02 degrees 27 minutes 41 seconds East, a distance of 192.30 feet to a point, and The True Point of Beginning.

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Exhibit B-2
Legal Description of Romeoville, Illinois Property
Lot 1 in Final Plat of Resubdivision of Lot 3 in Windham Lakes 22nd Resubdivision, being a Resubdivision in Windham Lakes Resubdivision No. 22, being a Resubdivision of Lot 12 in Windham Lakes Resubdivision Number 3, a Subdivision of part of the West Half of Section 29, Township 37 North, Range 10 East of the Third Principal Meridian, according to the Plat thereof recorded April 17, 2001 as Document No. R2001-43185, in Will County, Illinois.

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Exhibit B-3
Legal Description of Allen, Texas Property
Being 12.941 acre tract of land situated in the Francis Dosser Survey, Abstract Number 280, Collin County, Texas, in the City of Allen, being a portion of the tract of land described as Tract B in the deed to Blue Star Allen, L.P. recorded in Volume 5638, Page 5196, Deed Records of Collin County, Texas, a portion of the tract of land described as Tract A in the Deed to Blue Star Allen Land, L.P. recorded in Volume 5638, Page 5127, Deed Records of Collin County, Texas, and also being all of Lot 1, Block A, StarCreek Commercial an Addition to the City of Allen as recorded in Cabinet Q, Page 511, Plat Records of Collin County, Texas; said 12.941 acre tract of land being more particularly described as follows:
Beginning at a 1/4 inch iron rod found in the easterly line of the tract of land described in the Deed to Wines Family Irrevocable Trust recorded in Volume 2774, Page 647, Deed Records of Collin County, Texas, near the approximate centerline of County Road Number 150 (an undefined width right-of-way) for the southwesterly corner of said Tract B; Thence with the easterly line of said Wines Family Irrevocable Trust Tract and the approximate centerline of County Road Number 150, North 00 degrees 30 minutes 41 seconds West at a distance of 258.24 feet passing a 1/2 inch iron rod with a cap stamped “DAA” found for the common westerly corner of said Tract B and said Tract A, in all a total distance of 671.18 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence departing the easterly line of said Wines Family Irrevocable Trust Tract, North 64 degrees 36 minutes 21 seconds East a distance of 644.45 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 80 degrees 23 minutes 39 seconds East a distance of 148.19 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence North 64 degrees 36 minutes 21 seconds East a distance of 60.02 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 25 degrees 23 minutes 39 seconds East a distance of 123.43 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 23 degrees 17 minutes 34 seconds East a distance of 150.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 25 degrees 23 minutes 39 seconds East a distance of 21.21 feet passing the common line of said Tract A and said Tract B, in all

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a total distance of 200.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 19 degrees 36 minutes 21 seconds West a distance of 35.36 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 64 degrees 36 minutes 21 seconds West a distance of 200.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 60 degrees 47 minutes 00 seconds West a distance of 150.00 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner; Thence South 64 degrees 36 minutes 21 seconds West a distance of 293.85 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for the point of curvature of a curve to the left having a radius of 1,560.00 feet; Thence southwesterly along said curve through a central angle of 13 degrees 43 minutes 09 seconds an arc distance of 373.53 feet with a chord bearing of South 57 degrees 44 minutes 47 seconds West and a chord distance of 372.64 feet to a 5/8 inch iron rod with a cap stamped “Dunaway Assoc, Inc.” set for corner in the northerly line of the tract of land described in the Deed to Bryan Bush recorded in Volume 1598, Page 373, Deed Records of Collin County, Texas, also being the southerly line of the aforementioned Tract B; Thence with the common line of said Tract B and said Bush Tract, South 88 degrees 51 minutes 41 seconds West a distance of 70.51 feet to the point of beginning; Containing a computed area of 12.941 acres (563,705 square feet) of land.

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Exhibit B-4
Legal Description of Omaha, Nebraska Property
Lot 2, Legacy Replat 12, a subdivision in Douglas County, Nebraska.

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Exhibit C
Form of Surveyor’s Certificate
SURVEYOR’S CERTIFICATE
TO:	Senior Housing Properties Trust, and its assignees or nominees 400 Centre Street Newton, MA 02458
RE:	Survey Entitled “________________________” dated _________ ___, 2008, prepared by ____________
     The undersigned hereby certifies that the above-referenced survey was prepared from an actual on-the-ground instrument survey of the subject premises; that the same accurately shows the location of the boundaries of the subject premises and the location of all streets, highways, alleys and public ways crossing or abutting said premises; that the dimensions of the improvements and the locations thereof with respect to the boundaries are accurately shown as the same were situated on      (date)                ,                ; that there are no encroachments by improvements appurtenant to adjoining premises upon the subject premises, nor from the subject premises, unless shown thereon; that all buildings and structures, if any, lie wholly within all applicable building restriction lines as provided by the City of _________, if any, and do not violate any restriction or other recorded agreements set forth in the title insurance commitment for the subject premises dated ______ ___, ______, issued to you by _________ Title Insurance Company, Commitment No. ____________ (the “Title Commitment”); that all easements and rights of way which are appurtenant to or burden the subject premises are: (i) referred to in the Title Commitment or (ii) apparent from a visual inspection are delineated thereon, and are located other than through the existing building shown hereon;
     The total number of striped parking spaces on the subject property is ______, including ______ designated handicap spaces
     Said described property is located within an area having a Zone Designation _________ by the Federal Emergency Management Agency (FEMA), on Flood Insurance Rate Map No. _______________, with a

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date of identification of ____________, for Community No. ____________, in _________ County, State of __________________ , which is the current Flood Insurance Rate Map for the community in which said premises is situated. The property [does/does not] lie in a flood hazard zone.
     The property [does/does not] lie within any area subject to regulation by Federal, state or municipal authority as inland or coastal wetlands, beach, estuary or the like.
     Access to and egress from the subject premises and the improvements and structures thereon to _________ Street, a public way, are provided by the means indicated thereon.
     Visible above ground evidence of municipal water, storm sewer facilities and telephone, gas and electric services of public utilities are available in the locations indicated thereon.
     The undersigned hereby certifies that the square footage of each parcel delineated on the above-referenced survey is as set forth thereon, that all such parcels are contiguous without any strips, gaps or gores existing between any of said parcels, and that said parcels, when combined, form and create one complete and uninterrupted parcel without any strips, gaps or gores.
     This map or plat and the survey on which it is based were made in accordance with laws regulating surveying in the State of ____________, and with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 2005 and includes Items 1, 2, 3, 4, 6, 7(a)(b1)(c), 8, 9, 10, 11(a), 14 and 15 in Table A contained therein. Pursuant to the Accuracy Standards as adopted by ALTA, NSPS, and ACSM and in effect on the date of this certification, undersigned further certifies that proper field procedures, instrumentation, and adequate survey personnel were employed in order to achieve results comparable to those outlined in the “Minimum Angle, Distance, and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys.”
Dated: _________ ___, 2008

Registered Land Surveyor
#________________ [Surveyor’s Seal]

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